Exhibit 99.2

NEWS RELEASE

Natera Announces Pricing of Follow-On Offering

SAN CARLOS, Calif., April 17, 2019—Natera, Inc. (Nasdaq: NTRA), a global leader in cell-free DNA testing, today announced the pricing of its underwritten public offering of 5,263,158 shares of its common stock at a price to the public of $19.00 per share. Closing of the offering is expected to occur on April 23, 2019, subject to customary closing conditions. In addition, Natera has granted the underwriters a 30-day option to purchase up to an additional 789,473 shares of common stock from Natera at the public offering price less the underwriting discount.

J.P. Morgan, Cowen and Piper Jaffray are acting as joint book-running managers for the offering. Baird and Canaccord Genuity are acting as co-managers for the offering.

The offering is being made only by means of an effective registration statement, including a preliminary prospectus and, when available, final prospectus, copies of which may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, or by telephone at (866) 803-9204; Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by telephone at (631) 274-2806; or Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN, 55402, Attn: Prospectus Department, by telephone at (800) 747-3924, or by email at prospectus@pjc.com.

An effective registration statement, including a preliminary prospectus, relating to these securities was filed with the U.S. Securities and Exchange Commission on April 16, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Natera

Natera is a global leader in cell-free DNA testing. The mission of the company is to change the management of disease worldwide. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers a host of proprietary genetic testing services to inform physicians who care for pregnant women, researchers in cancer including bio pharmaceutical companies, and genetic laboratories through its cloud-based software platform.

Natera Contacts

Investor Relations: Mike Brophy, CFO, Natera, Inc., 650-249-9090

Media: Andrea Sampson, Sullivan & Sampson, 714-374-6174, asampson@sullivanpr.com